Exhibit 99.28(i)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

November 28, 2018

Old Westbury Funds, Inc.

760 Moore Road

King of Prussia, PA 19406

Re:	Post-Effective Amendment to Registration Statement on Form N-1A File Nos. 033-66528 and 811-07912

Dear Ladies and Gentlemen:

We have acted as counsel for Old Westbury Funds, Inc. (the “Corporation”), a Maryland corporation, in connection with the filing of Post-Effective Amendment No. 73 to the Corporation’s registration statement on Form N-1A under the Securities Act of 1933, as amended, (the “1933 Act”) and Amendment No. 74 under the Investment Company Act of 1940, as amended, relating to the issuance and sale by the Corporation of its authorized shares of stock, currently divided into nine series (the “Registration Statement”). This opinion relates solely to shares of the Old Westbury California Municipal Bond Fund and the Old Westbury New York Municipal Bond Fund.

This opinion is limited to the laws of the State of Maryland, and, in particular, the Maryland General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Maryland.

In connection with the opinions set forth herein, we have examined originals or copies of the following Corporation documents: the Corporation’s Articles of Restatement, including any Articles of Amendment, as filed with the State Department of Assessments and Taxation (the “SDAT”); the Corporation’s Amended and Restated Bylaws; and such other Corporation records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein, including resolutions of the Board of Directors of the Corporation authorizing the issuance of the shares of the Old Westbury California Municipal Bond Fund and the Old Westbury New York Municipal Bond Fund subject to the Registration Statement. In addition, we have reviewed and

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relied upon a Certificate of Status, dated as of a recent date, issued by SDAT verifying that the Corporation is in good standing (the “Certificate of Good Standing”).

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided to us have been duly adopted by the Corporation’s Board of Directors; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Corporation on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Directors, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that:

i.	The Corporation has authority to issue 2,000,000,000 shares of common stock for Old Westbury California Municipal Bond Fund, par value $.001 per share;

ii.	The Corporation has authority to issue 2,000,000,000 shares of common stock for Old Westbury New York Municipal Bond Fund, par value $.001 per share; and

iii.	Assuming that the Corporation or its agent receives consideration for the shares of Old Westbury California Municipal Bond Fund and Old Westbury New York Municipal Bond Fund in accordance with the terms of the prospectus forming a part of the Corporation’s Post-Effective Amendment No. 73 to its Registration Statement, the shares of the Old Westbury California Municipal Bond Fund and Old Westbury New York Municipal Bond Fund, when sold, will be legally issued, fully paid and non-assessable by the Corporation.

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In rendering this opinion, insofar as it relates to the valid existence of the Corporation, we have relied solely on the Certificate of Good Standing, and such opinion is limited accordingly and is rendered as of the date of such Certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP